EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)



                                        NINE MONTHS            THREE MONTHS
                                    ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                    -------------------     -------------------

                                     1996         1995       1996         1995
                                    -----        -----      -----        -----

PRIMARY

Earnings applicable to common
stock                               $1,677       $6,550     $  281       $1,016
                                     =====        =====      =====        =====
Weighted average shares:
 Average shares outstanding          6,574        6,577      6,560        6,578
 Net effect of warrants and dilutive
  stock options based on application
  of treasury stock method using
  average market price                  24           79         50           47
                                     -----        -----      -----        -----
   Total average shares              6,598        6,656      6,610        6,625
                                     =====        =====      =====        =====


Earnings per share                  $  .25       $  .98     $  .04       $  .15
                                     =====        =====      =====        =====

FULLY DILUTED

Fully diluted earnings per share are considered equal to primary earnings per share due to immaterial dilution.

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